Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Form S-4 of our report dated March 24, 2020 relating to the financial statements of KLX Energy Services Holdings, Inc. (the “Company”) and the effectiveness of the Company's internal control over financial reporting. We also consent to the reference to us under the heading "Experts" in such Registration Statement.

/s/ Deloitte & Touche LLP

Boca Raton, FL

June 2, 2020